Exhibit 3.1

ROSS MILLER

Secretary of State

204 North Carson Street, Ste 1

Carson City, Nevada 89701-4299

(775) 684-5708

Website: secretaryofstate.biz

     Certificate of Change Pursuant

           to NRS 78.209

USE BLACK INK ONLY – DO NOT HIGHLIGHT

          ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of corporation: FIRST SOURCE DATA, INC.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change: 100,000,000 common shares, par value $0.001

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: 400,000,000 common shares, par value $0.001

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

Common stock split, 4:1. On Wednesday June 6, 2007, each shareholder is to receive three additional shares for each share that it holds on the record date Tuesday June 5, 2007.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

No fractional shares shall be issued.

7. Effective date of filing (optional): 6/6/07

(must not be later than 90 days after the certificate is filed)

8. Officer Signature: /s/ Javed Mawji

President

Signature

Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

                Nevada Secretary of State AM 78.209 2007

       Revised on: 01/01/2007